EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-215032) and Form S-8 (No. 333-214944, No. 333-201825, No. 333-179536, No. 333-141178, and No. 333-112133) of Pro-Dex, Inc. (the “Company”), of our report dated September 4, 2025 relating to the consolidated financial statements of the Company (which report expresses an unqualified opinion), appearing in this Annual Report on Form 10-K of the Company for the year ended June 30, 2025.

/s/ Baker Tilly US, LLP

Irvine, California

September 4, 2025